Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-144885, 333-116799, 333-105398, 333-105397, 333-103556, 333-65332 and 333-59433 on Form S-8 and Registration Statement No. 333-57301 on Form S-3 of our report dated March 17, 2009 (June 29, 2009 as to the (Loss) Earnings Per Share disclosure in Note 1, July 28, 2009 as to the effects of the reverse stock split described in Note 1, and September 2, 2009 as to Note 23), relating to the consolidated financial statements and consolidated financial statement schedule of Georgia Gulf Corporation (which report on the consolidated financial statements and consolidated financial statement schedule expresses an unqualified opinion and includes explanatory paragraphs relating to (i)  the retroactive application of Financial Accounting Standards Board Staff Position EITF No. 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities, (ii) the effects of a 1-for-25 reverse stock split, and (iii) the adoption by Georgia Gulf Corporation of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainties in Income Taxes an Interpretation of FASB Statement No. 109, on January 1, 2007) appearing in this Current Report on Form 8-K dated September 2, 2009,  and our reports dated March 17, 2009, relating to the effectiveness of Georgia Gulf Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Georgia Gulf Corporation for the year ended December 31, 2008.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia

September 2, 2009